                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                            Leasing Solutions, Inc.
          -----------------------------------------------------------
            (Exact Name of Registrant as Specified in Its Charter)


                         California                      77-0116801
          ----------------------------------------    ----------------
          (State of Incorporation or Organization)    (I.R.S. Employer
                                                     Identification no.)


           10 Almaden Boulevard, Suite 1500
           San Jose, California                             95113
           ----------------------------------------    ----------------
           (Address of Principal Executive Offices)       (Zip Code)


       If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]


       Securities to be registered pursuant to Section 12(b) of the Act:


          Title of Each Class            Name of Each Exchange on Which
          to be so Registered            Each Class is to be Registered
          -------------------------      --------------------------------
          6 7/8% Convertible                 New York Stock Exchange
          Subordinated Notes

       Securities to be registered pursuant to Section 12(g) of the Act:


                                     None
                           -------------------------
                               (Title of Class)

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

6 7/8% CONVERTIBLE SUBORDINATED NOTES
-------------------------------------

     In October 1997, the Company issued $71,875,000 of its 6 7/8% Convertible Subordinated Notes Due 2003 (the "Notes") under an indenture dated as of October 9, 1996 (the "Indenture") between the Company and Bankers Trust Company, as trustee. The Notes will mature on October 1, 2003, unless previously redeemed or repurchased. Interest on the Notes is payable on April 1 and October 1 of each year, having commenced April 1, 1997. The Notes are convertible into shares of the Common Stock of the Company ("Common Stock") at any time after the date 60 days following the last date on which the Notes are issued under the Indenture through maturity, unless previously redeemed or repurchased, at a conversion price of $34.90 per share (equivalent to a conversion rate of approximately 28.653 shares per $1,000 principal amount of Notes), subject to adjustment in certain events as described in the Indenture.

     The Notes constitute general unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture) of the Company and are effectively subordinated to all existing and future indebtedness and other liabilities of Subsidiaries of the Company. The Indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company or any of its Subsidiaries.
The Notes are redeemable, in whole or in part, at the option of the Company at any time on or after October 4, 1999, at declining redemption prices (103.438% in 1999; 102.292% in 2000; 101.146% in 2001; and 100% in 2002 and 2003) set
forth in the Indenture, plus accrued interest. Subject to certain conditions, following the occurrence of a Change of Control (as defined in the Indenture), each holder has the right to cause the Company to repurchase the Notes at 100% of the principal amount thereof, plus accrued interest.

     The Notes are represented only by Global Securities registered in the name of a nominee of The Depository Trust Company, as Depositary (the "Depositary"). Settlement for the Notes will be made in immediately available funds. The Notes trade in the Depositary's Same-Day Funds Settlement System until maturity, and, therefore, secondary market trading activity in the Notes settles in immediately available funds.

ITEM 2.  EXHIBITS.

     *4.1 Form of Indenture relating to the 6 7/8% Convertible Subordinated
          Notes due 2003 between Bankers Trust, as Trustee, and the Company.

          All exhibits required by the Instructions to Item 2 will be supplied to the New York Stock Exchange.

------------
     *Previously filed as Exhibit 4.1.2 to the Company's Registration Statement on Form S-3 (Registration No. 333-12355), as amended, originally filed with the Securities and Exchange Commission on September 20, 1996, which Exhibit is incorporated herein by this reference.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              LEASING SOLUTIONS, INC.


Date: November 7, 1997        By:


                              /s/ Hal J. Krauter
                              _______________________________________
                              Hal J. Krauter
                              President and Chief Executive Officer

                                       3